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EXHIBIT 10.2

STOCK REPURCHASE AGREEMENT

BETWEEN AND AMONG

DHW LEASING, L.L.C.,

DONALD A. DUNHAM, JR., CHRISTINE DUNHAM,

CHARLES J. HEY,

DUNHAM CAPITAL MANAGEMENT, L.L.C.,

CONCEPT DEVELOPMENT PARTNERS LLC,

AND

GRANITE CITY FOOD & BREWERY LTD.

DATED AS OF FEBRUARY 8, 2011

i

STOCK REPURCHASE AGREEMENT

        This Stock Repurchase Agreement, dated as of February 8, 2011, between and among DHW Leasing, L.L.C., a South Dakota limited liability company ("DHW"), Donald A. Dunham, Jr., Christine Dunham (collectively, "Dunham"), Charles J. Hey ("Hey"), Dunham Capital Management, L.L.C., a South Dakota limited liability company ("DCM"), Concept Development Partners LLC, a Delaware limited liability company ("CDP"), and Granite City Food & Brewery Ltd., a Minnesota corporation ("Company"). Dunham and Hey are parties to this Agreement solely for purposes of Sections 6, 9, 11, 12, 14, 21, 22, and 24 hereof, and CDP is a party to this Agreement solely for purposes of Section 8 hereof.

RECITALS

        A.    Pursuant to a Stock Purchase Agreement of even date entered into with CDP (the "Stock Purchase Agreement"), the Company will issue and sell to CDP, and CDP will purchase from Company, 3,000,000 shares of the Company's convertible preferred stock for the sum of $9,000,000 (such sale and purchase hereinafter referred to as the "Preferred Stock Transaction"). In addition, CDP has agreed that as a condition to Company's obligation to close the Preferred Stock Transaction, CDP will cause the Company to enter into a $10,000,000 senior credit facility (the "Credit Facility") for the financing of the Company's operations and to fund payment or retirement of other obligations, as set forth in the Stock Purchase Agreement. The proceeds from the Preferred Stock Transaction and the Credit Facility are intended, among other things, to fund the Company's purchase from DHW of 3,000,000 shares of the Company's issued and outstanding common stock owned by DHW (the "Shares"), and the purchase from DCM of certain real estate in Troy, Michigan. The closing of the Preferred Stock Transaction and the Company's entry into the Credit Facility are conditions to the Company's obligation to purchase the Shares and close the transactions contemplated by this Agreement.

        B.    The Company desires to purchase the Shares from DHW, and DHW desires to sell the Shares to the Company on the terms, and subject to the conditions set forth in this Agreement.

        C.    Dunham and Hey are the owners of all DHW's outstanding membership interests and the sole members of DHW's management and board.

        D.    DCM has entered into real estate leases with the Company and, as a condition to the Company's obligation to consummate the transactions contemplated by this Agreement, has agreed to reduce the fixed rents on certain of the properties leased to the Company, and to grant the Company an option to purchase the improvements associated with the properties for which such rents are reduced. In addition, the Company has agreed to purchase from DCM a two-acre site on Big Beaver Road in Troy, Michigan, together with all plans, permits and related assets associated with such property (the "Troy Property"), for the sum of $2,500,000, plus real estate taxes due and owing on such property for the years 2009 and 2010.

        NOW, THEREFORE, in consideration of the agreements and undertakings, and in reliance upon the representations and warranties set forth in this Agreement, the parties agree as follows:

        1.    Defined Terms.    All capitalized terms not otherwise defined in this Agreement, shall have the meanings set forth in the Stock Purchase Agreement.

        2.    Purchase and Sale of Shares.    Subject to the terms and conditions and in reliance on the representations and warranties contained in this Agreement, at the Closing (as hereinafter defined), DHW shall sell, assign and transfer to the Company, free and clear of all liens, pledges or encumbrances of any kind, nature or description, and the Company agrees to purchase, the Shares from DHW for the consideration specified in Section 4 hereof.

        3.    Time and Place of Closing.    The closing of the transactions pursuant to this Agreement (the "Closing") shall take place on the Closing Date, at 9:00 a.m., local time, at the Minneapolis offices of Briggs and Morgan or such other date or place as shall be mutually agreed upon by the parties hereto.

        4.    Purchase Price.    The purchase price for the Shares shall be $7,050,000 (the "Purchase Price"), which shall be payable by the Company to the Escrow Agent (as hereinafter defined) pursuant to the Release and Escrow Agreements (as herein defined).

        5.    Delivery of Shares; Payment for Personal Property.    Pursuant to the terms of Release and Escrow Agreements (the "Release and Escrow Agreements") to be entered into by and among DHW, the Company, and each of Great Western Bank, CorTrust Bank and Dacotah Bank (collectively, the "Banks"), and First Dakota Title Limited Partnership (the "Escrow Agent"), DHW shall cause each Bank to deliver to the Company at the Closing, the certificates representing the Shares (which are currently being held by the Banks as security for DHW's obligations to the Banks), duly endorsed and executed, with signatures guaranteed and stock powers attached, in proper form for transfer, against payment by the Company.

        6.    Obligations of DHW Prior to Closing Date.    After the date hereof and prior to or until the Closing Date, as the case may be, DHW, Dunham and Hey agree that:

          (a)   DHW will carry on its business in a manner consistent with past practices and in the ordinary course;

          (b)   Other than as permitted by this Agreement, no disposition, sale, offer for sale or option to purchase, the Shares, or any other shares of capital stock of the Company beneficially owned by DHW, will be made, proposed or entered into with any person or entity; and

          (c)   DHW will not directly or indirectly redeem, retire, purchase or otherwise reacquire the Shares or any other shares of capital stock of the Company beneficially owned by DHW.

        7.    Agreement Regarding Escrow of Shares.    Within ten (10) days following the execution of this Agreement, DHW and the Company will enter into Release and Escrow Agreements with each of the Banks. Pursuant to the Release and Escrow Agreements, the Shares shall remain subject to the lien and security interest of the Banks, as their interests appear, until the Closing Date and completion of the purchase of the Shares by the Company hereunder.

        8.    Right of First Refusal Option.    Subject to and contingent upon the Closing and payment for the Shares, DHW hereby grants to the Company, its successors and assigns, the right and option, but not the obligation, to purchase all or any portion of DHW's remaining shares of common stock of the Company that DHW desires to sell after the Closing Date and prior to the later of the fifth anniversary of the Closing Date or the date on which DHW has repaid in full the current principal balances of DHW's indebtedness to the Banks, which DHW acknowledges is in an aggregate amount of approximately $14,000,000 (the "Loans"). The Company shall have the right to assign its rights under this Section 8 of this Agreement. The right and option of the Company shall be carried out and exercised on the following basis:

          (a)    Notice of Proposed Sale.    If DHW, directly or pursuant to any collateral agreement with any of the Banks, desires to sell or otherwise dispose of any common stock of the Company to any party (a "Transfer"), DHW shall give the Company and CDP written notice of such proposed Transfer (the "First Offer Notice") which notice shall specify: (i) the number of shares that DHW proposes to sell (the "Sale Stock"); (ii) the name and address of the person or persons to whom the Sale Stock is to be sold or transferred; and (iii) the terms of sale (e.g., public market or private sale, price and payment provisions), and if a private sale, shall furnish with the First Offer Notice a copy of the agreement or other documentation under which the proposed Transfer is expected to occur, including, but not limited to, the sale price, closing date, and other significant terms and conditions, in reasonable detail of the proposed transaction (collectively, the "First Offer Terms"). The First Offer Terms shall state in U.S. dollars the per share price at which DHW proposes to sell the Sale Stock to a private party. The First Offer Notice shall constitute an offer to sell to the Company and CDP all or any portion of the Sale Stock on the First Offer Terms and at the price set forth herein. The offer, as set forth in the First Offer Notice, is hereinafter referred to as the "First Offer."

          (b)    Purchase Price.    If the Sale Stock is to be sold in a non-public transaction, the purchase price of the Sale Stock shall be the per share price set forth in the First Offer Notice, which price shall be a bona fide, arm's-length price with a third party; or, if DHW proposes to sell the Sale Stock on an exchange or in the over-the-counter market, the purchase price per share shall be the closing price of the Company's common stock on the date of the First Offer Notice. The purchase price payable pursuant to this right of first refusal shall be payable in U.S. funds, even if the consideration proposed to be paid by a third party is to be paid in a form other than cash or U.S. funds.

          (c)    Notice of Acceptance or Rejection of First Offer.    The Company shall notify DHW and CDP whether it elects to purchase some or all of the Sale Stock set forth in the First Offer in writing within seven (7) business days after receipt by the Company of the First Offer Notice (the "First Offer Period").

          (d)    CDP Notice of Acceptance or Rejection of Offer; Election upon Company Failure to Exercise.    CDP shall notify DHW and the Company whether it wishes to purchase some or all of the Sale Stock set forth in the First Offer in writing within the First Offer Period. If the Company or its assignee does not elect to purchase some or all of the Sale Stock set forth under the First Offer, CDP shall purchase all or the remainder of the Sale Stock which the Company has elected not to purchase, on the First Offer Terms.

          (e)    All Sale Stock Purchased.    Notwithstanding the foregoing, if the Company and/or CDP elect to purchase the Sale Stock pursuant to this Section 8, all the Sale Stock must be purchased. Such purchase may be by a combination of the Company, CDP, and their assignees.

          (f)    Closing on Sale Stock.    If the Company or CDP elects to purchase some or all of the Sale Stock pursuant to this Section 8, the Closing on that sale shall take place at 9:00 a.m. local time at the Company's principal executive office and shall occur on the fifteenth (15) business day following (i) the expiration of the First Offer Period, or (ii) the receipt by DHW of a Notice of Acceptance of Offer, whichever is earlier. The Closing may occur earlier or at another date, time or location if mutually agreed upon by DHW and the purchaser(s) hereunder. DHW shall deliver documentation representing the common stock to be purchased, duly endorsed for transfer with signatures guaranteed, shall represent and warrant that it has good and marketable title to such common stock and that such common stock is free from all liens, encumbrances and interests of third parties at the time of the Closing, and shall take all other actions necessary to transfer the common stock free and clear of all liens, as the purchaser may reasonably request.

          (g)    Failure of any Party to Exercise or DHW to Sell.    If neither the Company nor CDP accepts the First Offer prior to the expiration of the First Offer Period, the First Offer shall terminate, and DHW shall be free, for a period of thirty (30) days, to transfer the Sale Stock specified in the First Offer Notice in the manner and on the terms disclosed in the First Offer. If the sale by DHW of the Sale Stock has not been so effected within thirty (30) days following termination of the First Offer Period, such Sale Stock shall again be subject to all of the provisions of the right of first refusal option in this Section 8.

          (h)    Arbitration of Disputes.    Any dispute or controversy concerning the parties' obligations under this Section 8 may, at the demand of any party, be submitted for resolution by binding arbitration by a single arbitrator by and in accordance with the rules of the American Arbitration Association. The decision of the arbitrator therein shall be conclusive and binding upon the parties and shall include the award of reasonable attorney's fees and interest to a prevailing party. The award shall be enforceable in a court of competent jurisdiction.

          (i)    Legend and Stop Transfer Order.    On the Closing Date, DHW agrees to surrender all of its certificates for shares of the Company's common stock to the Company's transfer agent, to apply thereon the following restrictive legend:

    THESE SECURITIES ARE SUBJECT TO A RIGHT OF FIRST REFUSAL BY GRANITE CITY FOOD & BREWERY LTD. AND ITS SUCCESSORS AND ASSIGNS, PURSUANT TO THE TERMS OF A STOCK REPURCHASE AGREEMENT DATED FEBRUARY 8, 2011 (THE "REPURCHASE RIGHT"). ANY SALE, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES SHALL BE SUBJECT TO SUCH REPURCHASE RIGHT AND ANY PURPORTED SALE, TRANSFER OR OTHER DISPOSITION WHICH DOES NOT REFERENCE THE REPURCHASE RIGHT SHALL BE NULL AND VOID. ANY PERSON ACQUIRING ANY PORTION OF THESE SECURITIES SHALL BE DEEMED TO HAVE ADOPTED AND BE BOUND BY SUCH REPURCHASE RIGHTS. A COPY OF THE STOCK REPURCHASE AGREEMENT HAS BEEN FILED BY GRANITE CITY FOOD & BREWERY LTD. WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS AVAILABLE WITHOUT CHARGE BY CONTACTING THE CHIEF FINANCIAL OFFICER AND/OR SECRETARY OF THE COMPANY AT ITS REGISTERED OFFICE IN THE STATE OF MINNESOTA.

  Such legend shall be in addition to pre-existing restrictive legends thereon. DHW further agrees that a stop transfer order may be placed on its shares by the Company for the purpose of complying with this Section 8.

          (j)    Use of Proceeds.    DHW agrees that the proceeds of any sale of shares of Common Stock of the Company, whether to the Company, CDP or a third party, will be used to prepay the Loans due to the Banks. DHW agrees that the Loans (including the principal and all accrued interest and fees) shall be fully paid and discharged by the fifth anniversary of the Closing Date.

        9.    Representations and Warranties of DHW.    DHW, Dunham and Hey represent, warrant and agree that each of the following statements is true and correct on the date hereof and will be true on the Closing Date:

          (a)    Title to Shares.    DHW is the record and beneficial owner of the Shares. Except for the liens and interests of the Banks, the Shares are free and clear of any security interests, claims, liens (including tax liens), pledges, penalties, charges, encumbrances, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever.

          (b)    Status of DHW.    DHW is a limited liability company duly organized, validly existing and in good standing under the laws of the state of South Dakota, and has the organizational power and authority to own and operate its business as now being conducted.

          (c)    Authority and Binding Obligation.    DHW has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by DHW and the consummation by DHW of the transactions contemplated by this Agreement have been duly authorized by the governing board of DHW and the holders of DHW's membership interests, consisting solely of Dunham and Hey. Dunham and Hey have caused DHW to take all necessary action on the part of DHW to carry out the transactions contemplated by this Agreement. This Agreement has been executed and delivered by DHW and constitutes a legal, valid and binding obligation of DHW enforceable against DHW in accordance with its terms, except as enforceability thereof may be limited by creditors' rights generally or by general principles of equity.

          (d)    No Conflict or Violation.    The execution and delivery of this Agreement by DHW does not, and the consummation of the transaction contemplated by this Agreement will not, (i) conflict with, or result in any violation of, DHW's organizational documents, or (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, will give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any lien upon the properties or assets of DHW under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation to which DHW is a party or by which its properties and assets are bound.

          (e)    Access to Information.    DHW has reviewed the Disclosure Materials described in Section 10(c) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the purchase of the Shares; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the sale of the Shares. Dunham and Hey acknowledge that they are members of the Company's board of directors and are familiar with the Company's operations and financial condition.

          (f)    Independent Investment Decision.    DHW has independently evaluated the merits of its decision to sell Shares to the Company pursuant to this Agreement, and confirms that it has not relied on the advice of the Company or any of the Company's advisors.

        10.    Representations of the Company.

          (a)    Status of Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, and has the corporate power and authority to own and operate its business as now being conducted.

          (b)    Authority and Binding Obligation of the Company.    The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company. The board of directors of the Company has taken all necessary action on the part of the Company to carry out the transactions contemplated by this Agreement, subject to the Company receiving approval of its shareholders for the transactions contemplated by this Agreement. This Agreement has been executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by creditors' rights generally or by general principles of equity.

          (c)    Company Disclosure.    The Company has filed with the Securities and Exchange Commission ("SEC") all reports, forms or other information required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials being collectively referred to herein as the "Disclosure Materials") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Disclosure Materials prior to the expiration of any such extension. The financial statements of the Company included in the Disclosure Materials comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

        11.    Payment of Break-Up Fees and Expenses.    DHW, Dunham, Hey and DCM acknowledge that the Company will be required to pay break-up fees and expenses pursuant to the terms of the Stock Purchase Agreement, in the event that any of them fail to perform their obligations under this Agreement. Accordingly, DHW, Dunham, Hey and DCM agree that in the event of such default and if the Company is obligated to pay break-up fees or expenses under the terms of the Stock Purchase Agreement, they will, upon written demand of the Company, promptly pay such break-up fees and expenses when due, or indemnify and reimburse the Company for the amount of such break-up fees and expenses paid or payable by it, together with interest, expenses and reasonable attorney's fees incurred by the Company in enforcing this obligation. Such indemnification obligation shall be joint and several and shall be made in accordance and pursuant to the terms of Section 21 of this Agreement. Notwithstanding the foregoing, if any such break-up fees or expenses are payable by the Company solely because one of the Banks has breached or withdrawn its obligations under the Release and Escrow Agreements and not due to any act or omission on the part of DHW, Dunham, Hey or DCM, no payment or indemnification by them shall be required under this Agreement. For purposes of the foregoing sentence, an act or omission on the part of DHW, Dunham, Hey or DCM after the date of this Agreement that gives any of the Banks the right to withhold performance under the Release and Escrow Agreements shall not relieve such parties of their obligation to pay, reimburse or indemnify the Company for any break-up fees or expenses the Company shall be obligated to pay under the Stock Purchase Agreement.

        12.    DCM Agreements.    Within ten days following execution of this Agreement, DCM will enter into a Lease Restructuring and Option Agreement with the Company, pursuant to which Dunham has agreed that fixed rents on properties listed in such Lease Restructuring and Option Agreement will be reduced as set forth therein. Consummation and performance of the Lease Restructuring and Option Agreement is a condition to the Company's performance of this Agreement. Dunham agrees to take all action necessary or required to cause DCM to sign, consummate and perform DCM's obligations under the Lease Restructuring and Option Agreement.

        13.    Purchase Agreement Between the Company and DCM for Troy Property.    Within ten days following execution of this Agreement, as a further condition to the parties' obligations under this Agreement, the Company and DCM shall have entered into a real estate purchase agreement (the "Real Estate Purchase Agreement") for the purchase by the Company from DCM of the Troy Property.

        14.    Other Landlord Lease Reductions.    Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed with CDP that it will achieve permanent rent reductions in the amount of $250,000 per year from either non-DCM affiliated lessors on the DCM land leases, or on fee-simple restaurants owned by third party landlords. Such $250,000 rent reduction is in addition to and separate and apart from the rent reductions which DCM has agreed to provide the Company pursuant to the Lease Restructuring and Option Agreement. DCM and Dunham agree to use reasonable commercial efforts to assist the Company in achieving such rent reductions, but shall not be obligated to provide further rent concessions beyond those agreed to in the Lease Restructuring and Option Agreement.

        15.    Amendments to Debt Conversion and Registration Rights Agreements.    Prior to the Closing Date, the Company and DHW shall execute and deliver each of the Ancillary Documents to which they are stated parties.

        16.    Voting Agreements.    DHW, concurrent with the execution of this Agreement, will enter into the Voting Agreement and Irrevocable Proxy, pursuant to which DHW will agree to vote in favor of the Preferred Stock Transaction and the stock repurchase contemplated by this Agreement to be submitted to shareholders of the Company at a special shareholders' meeting of the Company, scheduled to be held in 2011. Such meeting will be called, among other purposes, to obtain shareholder approval of the Preferred Stock Transaction and the purchase of the Shares, as contemplated by this Agreement ("Company's Shareholder Approval").

        17.    Conditions to Each Party's Obligations.    The obligation of the Company to purchase the Shares, and the obligation of DHW to sell the Shares, is subject to the satisfaction of the following conditions:

          (a)   This Agreement and the Stock Purchase Agreement shall have been approved by the requisite vote of the holders of shares of the Company's common stock in accordance with the Minnesota Business Corporation Act and in accordance with the voting requirements specified by the board of directors of the Company in the Company's proxy statement, which includes approval thereof by the holders of a majority of the outstanding common stock of the Company and the holders of a majority of the outstanding common stock of the Company not owned by DHW and its affiliates present at the meeting in person or by proxy.

          (b)   The Company shall have closed on the sale of 3,000,000 shares of the Company's Series A Convertible Preferred Stock to CDP pursuant to the terms of the Stock Purchase Agreement entered into between the Company and CDP.

          (c)   The Company shall have entered into the Credit Facility and shall have drawn on such facility to the extent necessary, as determined by the Company, to fund the purchase of the Shares and the performance of the Company's obligations under the Real Estate Purchase Agreement.

          (d)   The Company shall have reasonably determined that the purchase of the Shares does not violate Minnesota Statutes Section 302A.551, as evidenced by a certificate of the Company's Chief Financial Officer.

          (e)   No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation and performance of this Agreement, or causing the Company to sustain any loss or prospective loss of any liquor, beer, food or brewing license or permit, shall be in effect; provided, however, that prior to asserting this condition, the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

          (f)    The Company and DHW shall have completed the purchase and sale of the Troy Property pursuant to the terms and conditions of the Real Estate Purchase Agreement.

          (g)   Each of the Ancillary Agreements has been executed and delivered by the respective parties thereto.

  The provisions of this Section 18 may not be waived without the express written consent of the Company and DHW.

        18.    Conditions Precedent to Company's Obligation.    In addition to the satisfaction of the conditions in Section 18, the obligation of the Company to purchase the Shares is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Delivery of Shares.    DHW has delivered the Shares to the Escrow Agent free and clear of any security interests, claims, liens (including tax liens), pledges, penalties, charges, encumbrances, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever, other than rights in favor of the Company and CDP created by this Agreement.

          (b)    Representations and Warranties.    The representations and warranties of DHW set forth in this Agreement shall be true and correct on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date). The Company shall have received a certificate to such effect signed on behalf of DHW by Dunham and Hey on behalf of DHW.

          (b)    Resignations of Directors.    Except as otherwise specified in writing by the Company, the Company shall have received, effective as of the Closing Date, the resignations of five incumbent directors of the Company who were previously designated and elected by DHW.

          (c)    Performance of Covenants and Obligations.    DHW, Dunham and Hey shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of DHW by an executive officer to such effect.

        19.    Conditions to Obligations of DHW.    In addition to the satisfaction of the conditions in Section 18, the obligation of DHW to sell the Shares subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Delivery of Purchase Price.    The Company shall have delivered the Purchase Price as provided in Section 4.

          (b)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date). DHW shall have received a certificate to such effect signed on behalf of the Company.

          (c)    Performance of Covenants and Obligations.    The Company shall have performed or complied with, in all material respect, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and DHW shall have received a certificate signed on behalf of the Company by an executive officer to such effect.

        20.    Survival of Representations and Warranties.    The representations, warranties and covenants of the Company, DHW, Dunham, Hey and DCM contained in this Agreement shall survive the Closing Date.

        21.    Indemnification.

          (a)    Indemnification of the Company.    DHW, DCM, Dunham and Hey (collectively, "DHW Indemnifying Parties") agree to indemnify, defend and hold the Company, its directors, officers, employees and agents, harmless from and against any and all losses, claims, demands, suits, actions, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Losses") based upon, arising out of or otherwise in respect of:

              (i)  breach of any warranty, agreement, covenant or representation made in this Agreement by any of the DHW Indemnifying Parties or in any statement, document, exhibit or certification furnished by DHW Indemnifying Parties pursuant hereto;

             (ii)  any liabilities or obligations arising from a breach by any of the DHW Indemnifying Parties of their obligations under the Ancillary Agreements; and

            (iii)  the Company's payment or liability for payment of damages or other amounts to CDP (including, but not limited to, break-up fees or expenses) pursuant to the Stock Purchase Agreement as contemplated by Section 11 of this Agreement.

          (b)    Indemnification by Company.    The Company agrees to indemnify, defend and hold DHW, its members, directors, officers, employees and agents, harmless from and against any and all Losses based upon, arising out of or otherwise in respect of:

              (i)  a breach of any warranty, agreement, covenant or representation made in this Agreement by the Company or in any statement, document, exhibit or certification furnished by the Company pursuant hereto; and

             (ii)  any liabilities or obligations arising from a breach by the Company of its obligations to DHW or DCM under the Ancillary Agreements.

          (c)    Indemnification Procedure.    A party claiming the right to indemnification pursuant to this Section 22 (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") in writing promptly after it becomes aware of a Loss or claimed Loss, including the assertion of any third-party claim ("Claim") upon which the Indemnified Party has a right to base a claim for indemnification hereunder; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and solely to the extent the Indemnifying Party thereby is prejudiced. Upon receipt of such notice, the Indemnifying Party shall be entitled to (i) participate at its own expense in the defense or investigation of any such Claim, or (ii) assume the defense thereof in which event the Indemnifying Party shall not be liable to the Indemnified Party for legal or attorneys' fees thereafter incurred by the Indemnified Party in defense of such Claim; provided, that if the Indemnified Party may have any unindemnified liability arising out of such Claim, the Indemnified Party shall have the right to approve the counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party assumes the defense of any Claim, all costs of defense of such Claim shall thereafter be borne by the Indemnifying Party and he shall have the authority to compromise and settle such Claim, or to appeal any adverse judgment or ruling with the costs of such appeal to be paid by the Indemnifying Party; provided, however, if the Indemnified Party may have any unindemnified liability arising out of such Claim, the Indemnifying Party shall have the authority to compromise and settle each such Claim only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party may continue to participate in the litigation of any Claim at his expense after the Indemnifying Party assumes the defense of such Claim. In the event the Indemnifying Party does not elect to assume the defense of a third-party Claim within twenty (20) days after receipt of notice of the Claim from the Indemnified Party, the Indemnified Party shall have authority to compromise and settle such Claim at the expense of the Indemnifying Party, or to appeal any adverse judgment or ruling with the costs to be paid by the Indemnifying Party.

        22.    Additional Agreements.

          (a)    Company Shareholder Approval; Proxy Statement.    The Company shall take all action reasonably necessary in accordance with the Minnesota Business Corporation Act and its Articles of Incorporation and Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of its Shareholders (the "Shareholder Meeting") for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby, as soon as reasonably practicable following clearance of the Company's proxy statement by the SEC. The Company's Board of Directors shall recommend to the Company Shareholders the approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Proxy Statement; provided, that the Board of Directors may withdraw (or modify in a manner adverse to DHW) its approval and recommendation of this Agreement (i) in accordance with the provisions of Section 5.2 of the Stock Purchase Agreement or (ii) other than in connection with the provisions of Section 5.2 of the Stock Purchase Agreement, if the Board of Directors of the Company shall have determined in good faith (based on the advice of the Company's outside counsel) that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of the Company under applicable law.

          (b)    Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto other than CDP shall use its or his reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Shares pursuant to this Agreement, including (i) the obtaining of all consents and the taking of all reasonable steps as may be necessary to obtain consents, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of the Company taking any of the actions under Section 5.2 of the Stock Purchase Agreement.

          (c)    Transfer Taxes.    DHW shall pay all taxes arising out of the sale of the Shares to the Company, including, but not limited to stock transfer and similar taxes and fees, arising out of or in connection with the transactions contemplated by this Agreement. For avoidance of doubt, the Company shall not be required to assume liability for or pay any income or gains tax of DHW or its members as a result of any income or gains recognized by them.

          (d)    Board Observers.    Effective on the Closing of the transaction contemplated by this Agreement, DHW may designate two representatives who shall be invited to attend regularly scheduled Board meetings as observers, who may include Donald A. Dunham, Jr., Charles J. Hey, Nancy Hughes, or other persons approved by CDP. Such observers may be excluded from all or any portion of a meeting where their presence could reasonably result in (i) the disclosure of trade secrets or other confidential information to a competitor; or (ii) the loss of the attorney-client privilege. All such observers shall enter into a confidentiality agreement with the Company prior to exercising their observation rights. Subject to the immediately preceding sentence, such observers shall be entitled to receive all materials provided to Board members and shall be invited to attend all Board training and education sessions.

        23.    Termination.

          (a)    Termination By Mutual Consent.    This agreement may be terminated by mutual written consent of DHW and the Company without liability on the part of DHW or the Company.

          (b)    Termination by Either DHW or the Company.    This Agreement may be terminated by either DHW or the Company if the conditions precedent to the parties' obligations to consummate the transactions contemplated by this Agreement as set forth in Section 18 of this Agreement have not been satisfied, waived or performed; or the Closing shall not have occurred on or before July 31, 2011, provided, however, that such date may be extended up to December 31, 2011 by mutual agreement of the parties hereto (the "Outside Date"); provided, however, that the right to terminate this agreement under this Section 24(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of this transaction to occur on or before the Outside Date.

          (c)    Termination by the Company.    The Company may terminate this Agreement if DHW breaches or fails to perform any of its material representations, warranties, covenants or obligations contained in this Agreement as a result of which a condition set forth in Section 19 is incapable of being satisfied and, such breach (if curable) has not been cured within 30 days after notice to DHW or waived by the Company (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this agreement); or if the Company or CDP shall have terminated the Stock Purchase Agreement pursuant to Section 10 thereof.

          (d)    Termination By DHW.    DHW may terminate this Agreement if the Company breaches or fails to perform any of its material representations, warranties, covenants or obligations contained in this Agreement, as a result of which a condition set forth in Section 20 is incapable of being satisfied and such breach (if curable) has not been cured within 30 days after notice to the Company or waived by DHW (provided that DHW is not then in material breach of any representation, warranty, or covenant contained in this Agreement) or if the Company or CDP shall have terminated the Stock Purchase Agreement pursuant to Section 10 thereof.

          (e)    Effect of Termination.    In the event of termination of this Agreement by either the Company or DHW as provided in this Section 23, this Agreement shall forthwith become void and of no effect, without any liability on the part of the Company or DHW, other than the indemnity obligations contained in Section 21 which shall survive such termination, and except to the extent that such termination results from a fraud or willful and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

        24.    Miscellaneous.

          (a)    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Company's Shareholder Approval; provided, however, that after the receipt of the Company's Shareholder Approval, there shall be no amendment that by applicable law, requires further approval by the Shareholders of the Company without the further approval of such Shareholders; and provided, further, that after this Agreement is approved by the Company's Shareholders, no such amendment or modification shall be made that materially and adversely affects the Company, without the further approval of the Company's Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (b)    Extension; Waiver.    At any time prior to Closing, the parties may extend the time for performance of any of the obligations or other acts of the other parties or waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or, subject to the last sentence of Section 18, waive compliance with any of the Agreements or conditions contained in this Agreement (provided that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as a part of such party's duty to use reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

          (c)    Expenses and Brokers.    Each party hereto shall bear and pay its or his own costs and expenses in connection herewith (including, without limitation, fees and expenses of any finders or brokers) in all events. DHW represents and warrants that it has not negotiated in connection with the transactions contemplated by this Agreement with any finder, broker or agent. The Company represents and warrants that it has not negotiated in connection with the transactions contemplated by this Agreement with any finder, broker or agent.

          (d)    Successors.    This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs or legal representatives of the parties hereto. Notwithstanding the foregoing sentence, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.

          (e)    Notices.    Any notice, request, instruction or other document to be given hereunder or to any party shall be in writing delivered personally or sent by registered or certified mail, postage prepaid, as follows:

    If to the Company:

    Granite City Food & Brewery Ltd.
    5402 Parkdale Drive, Suite 101
    Minneapolis, MN 55416

    With a copy to:

    Briggs and Morgan, P.A.
    2200 IDS Center
    80 South Eighth Street
    Minneapolis, MN 55402
    Attention: Avron L. Gordon

    If to DHW:

    DHW Leasing, L.L.C.
    230 South Phillips Avenue, Suite 202
    Sioux Falls, SD 57104

    With a copy to:

    John F. Archer
    Hagen, Wilka & Archer, LLP
    600 South Main Avenue, Suite 102
    P.O. Box 964
    Sioux Falls, SD 57104

    If to Dunham and DCM:

    Donald A. Dunham, Jr. and Dunham Capital Management
    230 South Phillips Avenue, Suite 202
    Sioux Falls, SD 57104-6321
    Attention: Nancy J. Hughes, President and Chief Operating Officer

    With a copy to:

    John F. Archer
    Hagen, Wilka & Archer, LLP
    600 South Main Avenue, Suite 102
    P.O. Box 964
    Sioux Falls, SD 57104

    If to Charles J. Hey:

    Charles J. Hey
    One South Pintail Place
    Sioux Falls, SD 57105

    If to CDP:

    Concept Development Partners LLC
    5724 Calpine Drive
    Malibu, California 90265

    With a copy to:

    CIC II LP
    500 Crescent Court, Suite 250
    Dallas, Texas 75201
    Attention: Fouad Bashour

    and

    Fulbright and Jaworski LLP
    1301 McKinney Street, Suite 5100
    Houston, Texas 77010
    Attention: Edward Rhyne

  Any party may change its address for the purposes of this Section 25(e) by giving notice of such change of address to the other party in the manner herein provided for giving notice. Any notice or communication hereunder must be in writing, and may be given by registered or certified mail, return receipt requested, and, if given by registered or certified mail, shall be deemed to have been given and received forty-eight (48) hours after the deposit in the United States mail of a registered or certified letter, return receipt requested, containing such notice, properly addressed, with postage prepaid; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed at the time received.

          (f)    Captions.    The headings of the sections herein and of the Appendices hereto are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          (g)    Entire Agreement.    This Agreement, together with the Stock Purchase Agreement and the Ancillary Agreements, constitutes the entire understanding between the parties hereto with respect to the matters covered herein. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the parties hereto.

          (h)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its rules of conflict of laws. The parties do not intend that any dispute or controversy under this Agreement be subject to arbitration or be arbitrated, except to the extent provided in Section 8 hereof.

          (i)    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

          (j)    Specific Performance.    The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          (k)    Trial by Jury.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR REFERRED TO HEREIN.

          (l)    Multiple Counterparts.    This Agreement may be executed in separate counterparts by the parties hereto and all of such counterparts shall be considered as one and the same instrument and all of such agreements shall be deemed but one and the same agreement.

          (m)    Singular, Plural.    Whenever the singular form of any word is used in this Agreement, the same shall include the plural form of such word, whenever appropriate, and vice versa.

          (n)    Survival of Covenants.    Each of the covenants and agreements contained herein to be performed after Closing shall survive the Closing of the transactions contemplated by this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as herein provided as of the day and year first above written.

DHW:
DHW LEASING, L.L.C.
By:	/s/ DONALD A. DUNHAM, JR.
Its:	Managing Member
BUYER:
GRANITE CITY FOOD & BREWERY LTD.
By:	/s/ JAMES G. GILBERTSON
Its:	Chief Financial Officer
DUNHAM CAPITAL MANAGEMENT, L.L.C.
By:	/s/ DONALD A. DUNHAM, JR.
Its:	Managing Member
/s/ DONALD A. DUNHAM, JR. Donald A. Dunham, Jr.
/s/ CHRISTINE DUNHAM Christine Dunham
/s/ CHARLES J. HEY Charles J. Hey
CONCEPT DEVELOPMENT PARTNERS LLC
By:	/s/ FOUAD BASHOUR
Its:	Manager

[Signature page to Stock Repurchase Agreement dated February 8, 2011]

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  EXHIBIT 10.2